Exhibit 10.55
OPTION GRANT NOTICE
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
Catalent, Inc. (the “Company”), pursuant to its 2018 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the Option set forth below, at an Exercise Price per share as set forth below. The Option is subject to all of the terms and conditions as set forth herein and in the Option Agreement (the “Agreement”) and the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein or in the Agreement shall have the meaning set forth in the Plan.
Participant:  Peter L. Buzy
Date of Grant:  May 17, 2019
Number of Shares
Subject to Option:  161,813 subject to adjustment as set forth in the Plan.

Exercise Price per Share:  $45.37, subject to adjustment as set forth in the Plan.
Option Period Expiration Date:  May 17, 2029
Type of Option:  Nonqualified Stock Option
Vesting Schedule:  Provided the Participant has not incurred a Termination at the      time of the vesting date, the Option shall become vested and      exercisable as to 100% of the shares of Common Stock subject to      the Option on the second anniversary of the Date of Grant;      provided, however, that in the event the Conditions set forth on      Appendix 1 attached hereto are met (as defined therein), the      vesting date as to 50% of the shares of Common Stock subject to      the Option shall be accelerated to the date the Conditions are      met.
Notwithstanding the foregoing, in the event (a) of a Change in Control, to the extent the acquiring or successor entity does not assume, continue or substitute for the Option, or (b) a Termination of the Participant by the Company without Cause (as defined in the Severance Letter between the Company and Participant, dated May 14, 2019 (the “Severance Letter”)) or a Termination by the Participant with Good Reason (as defined in the Severance Letter) prior to the vesting of the Option, then the Option, to the extent not then vested or previously forfeited or cancelled, shall become fully vested.
By the Participant’s acceptance of this grant of Stock Options through the Company’s online acceptance procedure, the Participant acknowledges receipt of this Option Grant Notice, the Agreement, and the Plan, and, as an express condition to the grant of Stock Options hereunder, agrees to be bound by the terms of this Option Grant Notice, the Agreement, and the Plan.

Exhibit 10.55
The Agreement, the Plan, and Plan Prospectus are available on Morgan Stanley’s StockPlan Connect website. Morgan Stanley is the Company’s third-party plan administrator.
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Exhibit 10.55
APPENDIX 1
ACCELERATION CONDITIONS
The acceleration of the vesting of 50% of the Option is subject to the conditions set forth in this Appendix 1 (the “Conditions”).
First, the Conditions are based on “Adjusted EBITDA” performance. Adjusted EBITDA, for the purpose of the Conditions, has the meaning given to the term “Segment EBITDA” in the Annual Report on Form 10-K for the Company for the period ending June 30, 2018, where the “segment” shall refer to Paragon Bioservices, Inc. (“Paragon”); provided, however, that (a) if and to the extent that the Company or any of its subsidiaries, other than Paragon, incurs any cost that Paragon would have incurred absent the acquisition of Paragon by the Company (the “Acquisition”)(e.g., the incremental costs to provide legal services to Paragon in connection with customer contracts, whether provided by outside counsel or Company personnel), such cost will be treated as a Paragon cost for the purpose of computing Paragon’s Adjusted EBITDA, (b) any revenue that is accelerated from a period after 2020 into 2020 due to any contract cancellation or buyout will not be deemed received in such year for the purpose of computing Paragon’s Adjusted EBITDA, and (c) all employee retention costs agreed, prior to the closing of the Acquisition, between the Company and Paragon in connection with the Acquisition will be excluded from the calculation of Adjusted EBITDA regardless of when paid or accrued.
Second, Paragon’s Adjusted EBITDA during the fiscal year commencing July 1, 2019 and ending June 30, 2020 (“FY2020”) must exceed (a) 120% multiplied by (b) $74 million.
Third, the Adjusted EBITDA for FY2020 will be fixed for the purpose of the Conditions when the Compensation & Leadership Committee of the Company’s board of directors certifies to whether the Conditions are satisfied following receipt of the Company’s audited financial results for FY2020.
Fourth, the Conditions also require that the Participant remains President, Gene Therapy or in another position mutually acceptable to the Participant and the Company during the period from the closing of the Acquisition through the date of such certification.